Exhibit (a)(2)

ARTICLES OF AMENDMENT

OF

THE GABELLI CONVERTIBLE SECURITIES FUND, INC.

THE GABELLI CONVERTIBLE SECURITIES FUND, INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement (the “Articles of Incorporation”) of the Corporation are hereby and further amended to replace Article II with the following:

ARTICLE II

NAME

The name of the Corporation (the “Corporation”) hereafter shall be “The Gabelli Convertible and Income Securities Fund Inc.”

SECOND: The above amendment to the Articles of Incorporation was duly approved by a majority of the Corporation’s Board of Directors by a unanimous written consent dated July 25, 2002.

THIRD: The above amendment to the Articles of Incorporation is limited to a change expressly permitted by §2-605(a)(1) of the General Corporation Law of Maryland to be made without action by stockholders of the Corporation.

The Vice President & Treasurer acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment of the Corporation’s Articles of Incorporation are true in all material respects, and that this statement is made under penalty of perjury.

IN WITNESS WHEREOF, THE GABELLI CONVERTIBLE SECURITIES FUND, INC. has caused this instrument to be executed in its name and on its behalf by its Vice President & Treasurer, Bruce N. Alpert, and attested by its Vice President, Peter W. Latartara on the 30th of July, 2002.

THE GABELLI CONVERTIBLE SECURITIES FUND, INC.

By:	/s/ Bruce N. Alpert
Bruce N. Alpert, Vice President & Treasurer

ATTEST:

By:	/s/ Peter W. Latartara
Peter V. Latartara, Vice President